North America Structured Investments 2yr J.P. Morgan Multi - Asset Index CD Overview The certificates of deposit (“CDs”) provide exposure to the J.P. Morgan Multi - Asset Index (the “Index”), which seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy, while attempting to maintain a stable level of volatility over time. The Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures - based indices (each a “Constituent,” and collectively the “Constituents”), converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction, with an initial volatility threshold of 4.00%. The Constituents represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan). The CDs may be appropriate for investors seeking asset and geographical diversification and full repayment of principal at maturity, with no interest payments during the term of the CDs. The CDs are FDIC insured up to applicable limits. Any payment in excess of principal will not be insured prior to the Observation Date or, if applicable in the case of a commodity hedging disruption event, such earlier date upon which the return payable at maturity is determined. Any payment on the CDs in excess of FDIC insurance limits, including repayment of principal, is subject to the credit risk of JPMorgan Chase Bank, N.A. Summary of Terms Issuer: Index: Index Ticker: Participation Rate: Initial Value: Final Value: Index Return: Pricing Date: Observation Date: Maturity Date: CUSIP: Term Sheet: JPMorgan Chase Bank, N.A. J.P. Morgan Multi - Asset Index MAX At least 180.00%* The closing level of the Index on the Pricing Date The closing level of the Index on the Observation Date (Final Value – Initial Value) / Initial Value March 28, 2025 March 29, 2027 April 01, 2027 46658MFC8 http://sp.jpmorgan.com/document/cusip/46658MFC8/doctype/Product_Termsheet/document.pdf Estimated Value : The estimated value of the CDs as determined by J.P. Morgan Securities LLC, when the terms of the CDs are set, will not be less than $900.00 per $1,000 CD. For more information about the estimated value of the CDs, which likely will be lower than the price you paid for the CDs or the Annual Percentage Yield (“APY”), please see the hyperlink above. Return Profile If the Final Value is greater than the Initial Value, you will receive a cash payment that provides you with a return per $ 1 , 000 CD equal to the Index Return multiplied by the Participation Rate . If held to maturity, you will receive a full repayment of principal on the CDs, even if the Index declines, subject to the credit risk of JPMorgan Chase Bank, N . A . above the applicable FDIC insurance limits . *To be determined on the Pricing Date, but not less than 180.00% **Reflects a Participation Rate of 180.00% for illustrative purposes. The hypothetical returns and hypothetical payments on the CDs shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary term sheet. Hypothetical Returns on the CDs at Maturity** Index Performance CD Payoff at Maturity Payment at Maturity Index Return Hypothetical Payment at Maturity (per $1,000 CD) Hypothetical CD Return Hypothetical Index Return $2,440.00 144.00% 80.00% $1,900.00 90.00% 50.00% $1,720.00 72.00% 40.00% $1,540.00 54.00% 30.00% $1,360.00 36.00% 20.00% $1,180.00 18.00% 10.00% $1,090.00 9.00% 5.00% $1,000.00 0.00% 0.00% $1,000.00 0.00% - 5.00% $1,000.00 0.00% - 15.00% $1,000.00 0.00% - 30.00% $1,000.00 0.00% - 100.00% J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 2yr J.P. Morgan Multi - Asset Index CD Selected Benefits Ɣ Ɣ Ɣ The CDs offer full repayment of principal at maturity. FDIC - insured up to applicable limits, thereafter subject to the credit risk of JPMorgan Chase Bank, N.A. The Index seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy, while attempting to maintain a stable level of volatility over time. The Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures - based indices converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction, with an initial volatility threshold of 4.00%. ● The Constituents are as follows (see applicable underlying supplement and the term sheet for more information): J.P. Morgan Japanese Equities Futures Index J.P. Morgan German Equities Futures Index J.P. Morgan US Small Cap Equities Futures Index J.P. Morgan US Large Cap Equities Futures Index J.P. Morgan Japanese Government Bond Futures Index J.P. Morgan German Government Bond Futures Index J.P. Morgan 10Y U.S. Treasury Futures Index J.P. Morgan 5Y U.S. Treasury Futures Index J.P. Morgan Gold Futures Index J.P. Morgan Brent Crude Oil Futures Index Selected Risks Ɣ Ɣ Ɣ The CDs may not pay more than the principal amount at maturity . The Index is subject to a 1 . 00 % per annum daily deduction . The Index involves risks associated with the Index’s momentum investment strategy, which may not be successful, and the Index may not approximate its initial volatility threshold or outperform an alternative strategy . The CDs may be subject to the credit risk of JPMorgan Chase Bank, N . A . No interest payments or voting rights . Our affiliate, J.P. Morgan Securities LLC (who we refer to as JPMS), the index sponsor and index calculation agent, may adjust the Index in a way that affects its level. Risks associated with non - U.S. securities market (including currency exchange risks), small capitalization stocks, fixed income securities (including interest rate - related and credit risks), commodity futures, crude oil, gold and the uncertain legal and regulatory regimes that govern commodity futures. Ɣ Ɣ Ɣ Ɣ Selected Risks (continued) Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Because the Index may include notional short positions, the CDs may be subject to additional risks. Changes in the value of Constituents may offset each other. A significant portion of the Index’s exposure may be allocated to the Bond Constituents. The Constituents are subject to significant risks associated with futures contracts. Suspension or disruptions of market trading in the futures contracts may adversely affect the value of the CDs. An increase in the margin requirements for futures contracts included in the Constituents may adversely affect the level of that Constituent. Changes in future prices of the futures contracts included in the Constituents relative to their current prices could lead to a decrease in any payment on the CDs. ● We may determine the Additional Amount for your CDs early if a commodity hedging disruption event occurs. Any payment in excess of principal will not be insured prior to the Observation Date or, if applicable in the case of a commodity hedging disruption event, such earlier date upon which the return payable at maturity is determined. Any payment on the CDs in excess of FDIC insurance limits, including repayment of principal, is subject to the credit risk of JPMorgan Chase Bank, N.A. The estimated value of the CD as determined by JPMS will be lower than the original issue price of the CDs. JPMS’ estimated value does not represent future values and may differ from others’ estimates. JPMS’ estimated value is derived by reference to an internal funding rate. The value of the CDs as determined by JPMS (which may be reflected in customer account statements) may be higher than JPMS’s then - current estimated value of the CDs for a limited time period. The tax consequences of the CDs may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the CDs. Lack of liquidity: JPMS intends to offer to purchase the CDs in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase CDs from you in the secondary market, if at all, may result in a significant loss of your principal. Potential conflicts: We and our affiliates play a variety of roles in connection with the CDs, including acting as calculation agent, hedging our obligations under the CDs and making the assumptions used to determine the pricing of the CDs and the estimated value of the CDs when the terms are set. It is possible that such hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the CDs decline. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable disclosure statement and underlying supplement and “Selected Risk Considerations” in the term sheet for additional information. Blue Star Families, Inc . JPMorgan Chase & Co . , our parent company, and/or its affiliates (collectively, “J . P . Morgan”) have previously agreed to make unconditiona l and irrevocable donations of $ 300 , 000 , i n the aggregate, to Blu e Star Families, Inc . (“Blue Star”) to support military families by connecting them wit h their neighbors — individuals and organizations — to create communities of support . There is no assurance that Blu e Star’s stated mission or community goals will be achieved or that J . P . Morgan’s donations will have a positive impact on strengthening the military community supported by Blu e Star . These donations and the amounts of these donations are not contingent on the sal e of the CDs and will not impact the fina l terms of the CDs . To date, J . P . Morgan has donated $ 100 , 000 to Blue Star towards fulfilling its previous agreements . We have derived certain information about Blue Star to the right from publicly available information, without independent verification . J . P . Morgan’s donations are not intended to comply with the Social Bond Principles, June 2023 . These donations are not a Commercial Co - Venture with Blue Star . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Who is Blue Star? Blue Star states that it was created to empower military families to thrive as they serve . Blue Star states that it is committed to strengthening military families by connecting them with their neighbors — individuals and organizations — to create vibrant communities of mutual support that will help them overcome the isolation and alienation of frequent moves, deployments and reduced support from the government . For additional information about Blue Star, see Annex A of the term sheet in the hyperlink above .

North America Structured Investments 2yr J.P. Morgan Multi - Asset Index CD Disclaimer Donation Information : J . P . Morgan has previously agreed to make unconditional and irrevocable donations to Blue Star to support military families by connecting them with their neighbors — individuals and organizations — to create communities of support . These donations are not contingent on the sale of the CDs and will not impact the final terms of the CDs . We or our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the CDs . Some of these projected profits, if any, may be used to offset a portion of the donations . The issuance of the CDs and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2023 . See “Supplemental Donation Information” in the applicable term sheet for additional information . The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet or disclosure supplement, such term sheet or disclosure supplement shall govern. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com